Exhibit 10.1

PAUL VASSILAKOS

Sellers’ Representative

May 8, 2023

VIA EMAIL

Brian McFadden

Chief Executive Officer

Eightco Holdings, Inc.

bpm@8co.holdings.com

Mr. McFadden:

Reference is made to that certain Membership Interest Purchase Agreement (the “F8 MIPA”), dated as of September 14, 2022, between Eightco Holdings Inc. (f/k/a Cryptyde, Inc., “Eightco”), a Delaware corporation, Forever 8 Fund, LLC (“Forever 8”), a Delaware limited liability company, the members of Forever 8 set forth on the signature page of the F8 MIPA (each a “Seller,” and collectively the “Sellers”) and Paul Vassilakos, in his capacity as representative of the Sellers (the “Sellers’ Representative”).

The F8 MIPA granted the Sellers non-voting preferred membership units of Forever 8 upon closing of the F8 MIPA (the “Initial Base Preferred Units”) and convertible promissory notes (the “Seller Notes”). The Sellers are also entitled to receive Additional Base Preferred Units (as defined in the F8 MIPA), the Earn-Out Amounts (as defined in the F8 MIPA) and True-up Units (as defined in the F8 MIPA), each upon the occurrence of certain events. The Initial Base Preferred Units, Additional Base Preferred Units, Earn-Out Amounts, and True-up Units are referred to herein as the “F8 Preferred Units.”

Pursuant to the F8 MIPA, Eightco, the Sellers, and the Sellers’ Representative entered into a Registration Rights Agreement, dated as of October 1, 2022 (the “F8 RRA”), requiring Eightco to file a registration statement for the shares of Eightco common stock underlying certain F8 Preferred Units by the six-month anniversary of the closing of the F8 MIPA (the “Filing Deadline”).

The F8 MIPA requires that Eightco use commercially reasonable efforts to obtain Purchaser Stockholder Approval (as defined in the F8 MIPA) by June 30, 2023 (the “Share Issuance Approval Deadline”) relating to issuance of shares of Eightco common stock pursuant to a put right granted to the holders of the F8 Preferred Units.

Pursuant to the Second Amended and Restated Operating Agreement of Forever 8 (the “F8 Operating Agreement”), the Sellers, subject to certain restrictions, have a Put Right (as defined in the F8 Operating Agreement) permitting the Sellers to receive cash in lieu of Eightco common stock, with respect to certain F8 Preferred Units, if Eightco has not received Shareholder Approval (as defined in the F8 Operating Agreement) by June 30, 2023 (the “Cash Put Right Approval Deadline”).

Pursuant to Section 8.04 of the F8 MIPA, the F8 MIPA and the F8 RRA may be amended by written instrument signed by Eightco and the Sellers’ Representative. Pursuant to Section 8.12 of the F8 MIPA, the Sellers’ Representative has full power and authority to act on each Seller’s behalf with respect to all matters relating to the Ancillary Documents (as defined in the F8 MIPA), which includes the F8 RRA.

Pursuant to Section 12.08 of the F8 Operating Agreement, the F8 Operating Agreement may be amended by written instrument signed by Eightco and the Sellers’ Representative.

The Sellers hereby agree to (i) amend the F8 MIPA to change the Share Issuance Approval Deadline from June 30, 2023 to the date of Eightco’s next meeting of its stockholders, annual or special, following the special meeting of Eightco’s stockholders currently planned for June 30, 2023 (including any adjournment or postponement thereof, the “Subsequent Meeting Date”); (ii) amend the F8 Operating Agreement to change the existing Cash Put Right Approval Deadline from June 30, 2023 to the Subsequent Meeting Date and (iii) amend the F8 RRA to change the Filing Deadline, effective as of the day prior to the Filing Deadline, from the Filing Deadline to the Subsequent Meeting Date; provided, however, that in no event shall the Subsequent Meeting Date be later than September 30, 2023.

Very truly yours,

SELLERS’ REPRESENTATIVE

/s/ Paul Vassilakos
PAUL VASSILAKOS

ACKNOWLEDGED AND ACCEPTED BY:

EIGHTCO HOLDINGS INC.

By:	/s/ Brian McFadden

Name:	Brian McFadden

Title:	Chief Executive Officer

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